EXHIBIT 99.1

MAIDEN HOLDINGS, LTD. REPORTS SECOND QUARTER 2009 EARNINGS

•	Net income of $16.3 million
•	Net operating earnings of $14.0 million
•	Book value per share increased by 10.5% to $8.61 at June 30, 2009

HAMILTON, Bermuda, August 10, 2009 - Maiden Holdings, Ltd. (NASDAQ: MHLD) today reported net income of $16.3 million and net operating earnings(1) of $14.0 million compared to net income and net operating earnings(1) of $13.8 million for the three months ended June 30, 2008.  Net written premium for the quarter ended June 30, 2009 was $238.4 million.

Art Raschbaum, President and CEO of Maiden Holdings, Ltd, said “We are pleased with second quarter performance. Client and prospect acceptance remains high and the Maiden/GMAC RE integration is virtually complete.  Highlights from the quarter include strong growth in shareholders’ equity, continued improvement in investment earnings, underwriting results at near targeted levels, and written and earned premium at expected volumes.  While we have made progress in investing available cash, earnings still do not yet reflect the full “run-rate” potential.   We expect continued growth in investment income in coming months to further strengthen earnings as we continue to carefully invest the Company’s cash.”

For the six months ended June 30, 2009 the Company reported net income of $29.4 million and net operating earnings of $30.8 million compared to net income of $26.3 million and net operating earnings of $26.1 million for the six months ended June 30, 2008. Net written premium for the six months ended June 30, 2009 was $574.9 million.

Shareholders’ equity was $605.4 million. Book value per share at June 30, 2009 was $8.61, an increase of 10.5% from $7.79 at March 31, 2009.

Second Quarter 2009 Highlights:

•	Net written premium for the second quarter of 2009 was $238.4 million ($171.3 million in 2008)
•	Earnings for the second quarter of 2009 were $16.3 million ($13.8 million in 2008)
•	Net operating earnings for the second quarter of 2009 were $14.0 million ($13.8 million in 2008)
•	Annualized return on equity on earnings for the second quarter of 2009 was 11.3% (10.4% in 2008)
•	Annualized return on equity on net operating earnings for the second quarter of 2009 was 9.7% (10.4% in 2008)
•	The combined ratio for the second quarter of 2009 was 96.4% (92.2% in 2008)
•	Quarterly earnings per basic share was $0.23 ($0.23 in 2008)
•	Quarterly net operating earnings per basic share was $.20 ($0.23 in 2008)
•	Book value per share was $8.61 as of June 30, 2009.

Second Quarter 2009 Results:

Revenue:

Net written premium for the three months ended June 30, 2009 increased by $67.1 million, or 39.2%, to $238.3 million, compared to $171.2 million for the three months ended June 30, 2008.  In the second quarter of 2008, net written premium included a non-recurring assumed unearned premium portfolio of $82 million.

Net earned premium for the three months ended June 30, 2009 increased by $146.5 million, or 189%, to $223.8 million, compared to $77.3 million for the three months ended June 30, 2008

Net investment income for the three months ended June 30, 2009 was $15.1 million, an increase of $7.3 million or 93.6% from $7.8 million in the three months ended June 30, 2008. Net realized investment gains were $1.5 million for the three months ended June 30, 2009 compared to $0.04 million in the three months ended June 30, 2008.

Expenses:

For the three months ended June 30, 2009, the Company’s loss and loss adjustment expenses were $151.1 million compared to $43.6 million for the three months ended June 30, 2008. The Company’s loss ratio for the three months ended June 30, 2009 was 67.5% compared to 56.4% for the three months ended June 30, 2008.

Commission, acquisition expenses together with general and administrative expenses for the three months ended June 30, 2009 were $64.8 million compared to $27.7 million for the three months ended June 30, 2008.  The Company’s expense ratio for the three months ended June 30, 2009 was 29.0% compared to 35.8% for the three months ended June 30, 2008.

The Company’s combined ratio for the three months ended June 30, 2009 was 96.4% compared to 92.2% for the three months ended June 30, 2008.

Other Matters:

Shareholders’ equity as of June 30, 2009 was $605.4 million compared to $509.8 million as of December 31, 2008.  During the second quarter, the Board of Directors declared a dividend of $0.06 per share.  Book value per share as of June 30, 2009 was $8.61.

As of June 30, 2009 the Company’s debt-to-capitalization ratio was 26.2% as a result of the 30-year trust preferred securities issuance.

Conference Call:

On Monday, August 10, at 3:00 p.m. Atlantic Time (2:00 p.m. ET), the Company will hold a conference call regarding its second quarter earnings and year to date results:

Toll Dial-in (International Callers): 719.325.4860
Toll-free Dial-in:  877.440.5787
Webcast: http://ir.maiden.bm

In order to participate in the conference call, you must register at http://ir.maiden.bm.  At the time of the call, any slides will be available for reference at http://ir.maiden.bm.

A replay of the conference call will be available starting at 6:00 p.m. Atlantic Time (5:00 p.m. ET) on Monday, August 10, 2009 through Monday, August 17, 2009 by dialing toll 719.457.0820 or toll-free 888.203.1112. The passcode for the replay is 4145736.  Replay of the webcast will also be available at http://ir.maiden.bm.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda holding company formed in 2007 to offer customized reinsurance products and services to regional and specialty insurance companies in the United States and Europe.

Forward Looking Statements

 This release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that actual developments will be those anticipated by the Company.  Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations.  Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company’s Annual Statement on Form 10-K for the year ended December 31, 2008.  The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

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Maiden Holdings, Ltd.
Income Statement
(in thousands (000's), except per share data)
(Unaudited)

	For the Three Months Ended June 30, 2009	For the Three Months Ended June 30, 2008	For the Six Months Ended June 30, 2009	For the Six Months Ended June 30, 2008

Revenues:
Premium income:
Net premiums written	$238,356	$171,251	$574,904	$273,683
Change in unearned premiums	(14,515)	(93,913)	(140,971)	(131,040)
Net earned premium	223,841	77,338	433,933	142,643
Net investment income	15,113	7,763	29,372	15,372
Net realized investment gains (losses)	1,534	39	(396)	163
Total revenues	240,488	85,140	462,909	158,178
Expenses:
Loss and loss adjustment expenses	151,057	43,610	297,345	81,446
Commission and other acquisition expenses	57,664	25,498	104,295	46,758
General and administrative expenses	7,133	2,236	14,667	3,662
Total expenses	215,854	71,344	416,307	131,866

Income from operations	24,634	13,796	46,602	26,312

Other income(expense)
Amortization of intangible assets	(1,675)	-	(3,239)	-
Foreign exchange gain (loss)	2,404	(4)	2,191	(4)
Trust preferred interest	(9,112)	-	(16,202)	-
	(8,383)	(4)	(17,250)	(4)

Net income	$16,251	$13,792	$29,352	$26,308
Operating earnings (1)	$13,988	$13,757	$30,796	$26,149

Basic earnings per common share	$0.23	$0.23	$0.43	$0.44
Diluted earnings per common share	$0.23	$0.23	$0.42	$0.44
Basic operating earnings per common share	$0.20	$0.23	$0.45	$0.44
Diluted operating earnings per common share	$0.20	$0.23	$0.44	$0.44

Dividends declared per common share	$0.06	$0.05	$0.12	$0.10

Weighted average number of basic shares outstanding	70,287,664	59,550,000	68,994,846	59,550,000
Weighted average number of basic and diluted shares outstanding	70,667,099	59,550,000	69,310,704	59,550,000

Combined ratio	96.4%	92.2%	95.9%	92.4%
Annualized return on equity	11.3%	10.4%	10.6%	9.8%
Annualized return on equity on operating earnings	9.7%	10.4%	11.1%	9.8%

Maiden Holdings, Ltd.
Balance Sheet
(in thousands (000's), except per share data)
(unaudited)

	(Unaudited)
	30-Jun-09	31-Dec-08
Assets
Fixed maturities, available-for-sale, at fair value (amortized cost $1,307,221; $1,163,926)	$1,294,934	$1,119,955
Other investments, at fair value (cost $5,814 ; $5,818)	5,392	5,291
Total investments	1,300,326	1,125,246
Cash and cash equivalents	150,777	131,897
Restricted cash and cash equivalents	311,883	409,277
Accrued investment income	10,601	10,293
Reinsurance balances receivable, net	230,519	71,895
Loan to related party	167,975	167,975
Deferred commission and other acquisition costs	171,395	104,470
Other assets	32,474	2,617
Intangible assets	51,434	55,147
Goodwill	49,747	49,747

Total Assets	$2,477,131	$2,128,564
Liabilities and Shareholders’ Equity
Liabilities
Loss and loss adjustment expense reserves	$939,758	$895,608
Unearned premiums	585,451	444,479
Accrued expenses and other liabilities	22,630	46,072
Securities sold under agreements to repurchase, at contract value	108,797	232,646
Trust preferred securities	215,096	-
Total Liabilities	1,871,732	1,618,805

Shareholders’ Equity:
Common shares	713	596
Additional paid-in capital	575,723	530,519
Treasury stock	(3,801)	(3,801)
Accumulated other comprehensive loss	(15,097)	(44,499)
Retained earnings	47,861	26,944
Total Shareholders’ Equity	605,399	509,759
Total Liabilities and Shareholders’ Equity	$2,477,131	$2,128,564

Book value per share	$8.61	$8.70

Common shares outstanding	70,287,664	58,587,664

Maiden Holdings, Ltd.
Non - GAAP Financial Measure
(in thousands (000's), except per share data)
(Unaudited)

		For the Three Months Ended June 30, 2009	For the Three Months Ended June 30, 2008	For the Six Months Ended June 30, 2009	For the Six Months Ended June 30, 2008

Reconciliation of net income to net operating earnings:

Net income		$16,251	$13,792	$29,352	$26,308
Less:	Net realized gains (losses)	1,534	39	(396)	163
Add:	Foreign exchange (gain) loss	(2,404)	4	(2,191)	4
	Amortization of intangibles	1,675	-	3,239	-

Operating earnings (1)		$13,988	$13,757	$30,796	$26,149

Operating earnings per common share:

Basic earnings per share		$0.20	$0.23	$0.45	$0.44
Diluted earnings per share		$0.20	$0.23	$0.44	$0.44

(1) Net operating earnings is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, foreign exchange gains and losses and amortization of intangible assets and should not be considered as an alternative to net income. The Company's management believes that net operating earnings is a useful indicator of trends in the Company's underlying operations. The Company's measure of net operating earnings may not be comparable to similarly titled measures used by other companies.